Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes, Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ANNOUNCES SECOND QUARTER RESULTS

REVENUES $23.0 MILLION

EARNINGS PER SHARE OF $0.05

Bridgewater, MA – April 7, 2009 – Chase Corporation (NYSE Amex: CCF) today reported revenues of $23.0 million for the quarter ended February 28, 2009.  This represents a decrease of 18% compared to $28.2 million in the same period last year.  Net income of $454,000 represented a decrease of 76% from $1,865,000 in the prior year period.  Earnings per diluted share decreased $0.17 to $0.05 in the second quarter of fiscal 2009 compared to $0.22 in fiscal 2008.

For the six months ended February 28, 2009 revenues decreased $8.8 million or 14% to $54.1 million compared to $62.9 million in the prior year period.  Net income was $2,714,000 or $0.31 per diluted share for the year to date period compared to $5,339,000 or $0.62 per diluted share in the comparable period in fiscal 2008.

We continue to face challenges in the current economic environment as both sales and profits across most of our product lines are below prior year results.  Our second quarter ending in February also reflects some of the seasonality of the construction industry compared to our other fiscal quarters.  The impact of the global recession, including the auto and housing markets, has led to decreased demand and uncertainty for consumer and industrial products.  Comparisons to prior year results will remain a challenge for the rest of fiscal 2009 as current and future expectations are reset given the unprecedented economic downturn seen this year.

Peter R. Chase, Chairman and Chief Executive Officer commented: “We are weathering the economic downturn with an eye to our balance sheet.  Thankfully, it has never been stronger in the Company’s history. Current working capital is $23.3 million including a cash balance of $2.6 million and only $655,000 outstanding on our line of credit as of February 28, 2009.

Although we cannot directly influence sales of automobiles, new homes or appliances, we are positioned well with manufacturing capacity when demand increases.  In the meantime I commend our management’s effort to control costs, accelerate collections and preserve strong cash flow.  Our investment in long range consolidation is progressing as planned and together with new product development, will position the Company well for years to come.  Acquisitions are a key part of Chase Corporation’s strategy and our current financial resources are allowing us to make this a priority for the year.”

The following table summarizes the Company’s financial results for the quarter and six months ended February 28, 2009 and February 29, 2008.

	For the Three Months Ended		For the Six Months Ended
	February 28,	February 29,	February 28,	February 29,
All figures in thousands, except per share information	2009	2008	2009	2008

Revenues	$23,004	$28,247	$54,073	$62,882

Costs and Expenses
Costs of products and services sold	17,640	19,709	39,199	42,672
Selling, general and administrative expenses	4,847	5,660	10,881	11,863

Operating income	517	2,878	3,993	8,347

Other income	204	82	315	128

Income before income taxes	721	2,960	4,308	8,475

Income taxes	267	1,095	1,594	3,136

Net income	$454	$1,865	$2,714	$5,339

Net income per diluted share	$0.05	$0.22	$0.31	$0.62

Weighted average diluted shares outstanding	8,730	8,633	8,715	8,570

Chase Specialized Manufacturing

Revenues from this segment decreased 21% to $19.0 million in the current quarter compared to $24.2 million in the prior year period.  Decreased demand due to the global recession continues to impact all of our product lines, including electronic coatings, pipeline and construction, wire and cable and transportation.  Unfavorable product mix within this segment had a negative impact on overall profitability but was partially offset by tight cost control measures at all operating facilities.  Financial results from our European operations continue to be negatively impacted by the weakening pound sterling and euro whose values against the dollar have decreased 28% and 16%, respectively, in the past twelve months.  We continue to focus on production efficiencies at all of our locations.

Key brands such as HumiSeal®, PaperTyger®, Chase & Sons®, Royston®, Tapecoat® and Chase BlH2Ock® remain a primary focus in this segment’s effort to grow sales organically.

Chase Electronic Manufacturing Services (EMS)

Sales from this operating segment were in line with the prior year and equaled $4.0 million in the quarter.  Many of our customers continue to assess their inventory levels and their own customers’ demand which has resulted in reduced demand for our contract manufacturing services.  However, we did see increased order activity with certain existing customers and that along with some new customer accounts offset reduced sales due to the economic recession.    Profits in the current quarter fell $73,000 short of the prior year primarily due to additional costs related to facility and production improvements which were completed in order to help attract new customers in the future.  We expect this segment’s operating results to continue to be profitable, but not at the same level observed in the prior fiscal year.  The current backlog for Chase EMS is $6.3 million as of March 31, 2009 compared $9.0 million a year ago.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.